PHX 332430251v5 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES E-1 CUMULATIVE REDEEMABLE PREFERRED STOCK OF ROADRUNNER TRANSPORTATION SYSTEMS, INC. Pursuant to Section 151 of the General Corporation Law of the State of Delaware The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of Series E-1 Cumulative Redeemable Preferred Stock (this “Certificate”). Section 1. Number of Shares and Designation. 54,750 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series E-1 Cumulative Redeemable Preferred Stock (the “Series E-1 Preferred Stock”). Subject to and in accordance with the provisions of Section 9(b), the number of shares of Series E-1 Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series E-1 Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Delaware. Section 2. Rank. Each share of Series E-1 Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Series E-1 Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Series E-1 Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that by its terms expressly ranks senior to the Series E-1 Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the

2 PHX 332430251v5 Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with (v) the Series B Preferred Stock, (w) the Series C Preferred Stock, (x) the Series D Preferred Stock, (y) the Series E Preferred Stock and (z) each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that expressly provides that it ranks on parity with the Series E-1 Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be. Section 3. Definitions. (a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural: “Accrued Dividends” means, as of any date, with respect to any share of Series E- 1 Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(i) but that have not been paid as of such date. “Additional Dividend Rate” means 8.50% per annum. “Adjusted LIBOR Rate” means, with respect to each day during any applicable period, a rate per annum equal to the higher of (i) the London Interbank Offered Rate for deposits in Dollars for a duration equal to or comparable to one month which appears on the relevant Reuters Monitor Money Rates Service page for Dollars (being currently the page designated as “LIBO”) (or if such relevant page is not available, such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be reasonably designated by the Holders from time to time) at or about 11:00 A.M. (London time) two (2) Business Days before the first day of such period and (ii) 1.00%. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Average Daily Revolver Utilization” means, as of the date of determination, the sum of the average daily aggregate principal amount of outstanding revolving loans, swing line loans, the undrawn face amount of issued and outstanding letters of credit and drawings under letters of credit that have not been reimbursed, in each case, for the fiscal quarter ending immediately prior to the date of determination.

3 PHX 332430251v5 “Base Amount Accrued Dividends” means, with respect to any share of Series E- 1 Preferred Stock, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends in respect of such period ending on such preceding Preferred Dividend Payment Date, if any, as of such Preferred Dividend Payment Date) or, (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero. “Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 promulgated under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities. “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City. “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as amended from time to time. “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity. “Capitalized Lease Obligation” means an obligation that is required to be classified as, and expenses in respect of which are recognized as for, a capitalized lease for income statement reporting purposes in accordance with GAAP. “Certificate” has the meaning set forth in the preamble. “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time. “Change of Control” means the occurrence, directly or indirectly, of any of the following: (i) any merger, sale, share exchange, consolidation, reorganization or other transaction or series of related transactions involving the Corporation after which holders of Common Stock immediately prior to such transaction do not own at least fifty percent (50%) of the combined voting power of the Voting Stock of the surviving entity;

4 PHX 332430251v5 (ii) any acquisition by any Person or Group (other than the Corporation or its Subsidiaries or any of the Investors and/or their Affiliates) of Beneficial Ownership of at least thirty-five percent (35%) of the combined voting power of the Voting Stock of the Corporation (or any successor or parent entity thereof) immediately following such acquisition; (iii) any sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole; or (iv) if, during any one (1) year period, individuals who, at the beginning of such period, were members of the Board of Directors (together with new members of the Board of Directors whose election or nomination was approved by such individuals or by any of the Investors and/or their Affiliates) cease for any reason (other than by actions taken by any of the Investors and/or their Affiliates) to constitute a majority of the Board of Directors then in office. “Change of Control Effective Date” has the meaning set forth in Section 8(a). “Change of Control Sale” has the meaning set forth in Section 8(a). “Common Stock” has the meaning set forth in Section 2. “Consolidated Indebtedness” means, at any time, the Indebtedness of the Corporation and its Subsidiaries calculated on a consolidated basis as of such time. “Consolidated Net Income” means, with respect to the Corporation and its Subsidiaries for any period, the aggregate of all amounts that, in accordance with GAAP, would be included as net income (or net loss) of the Corporation and its Subsidiaries for such period, excluding any gains and/or losses from dispositions of any assets allowed hereunder, any extraordinary gains, any extraordinary losses and any gains and/or losses from discontinued operations. “Contingent Obligations” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, agrees to maintain the net worth, working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. “Corporation” has the meaning set forth in the preamble. “Debt Document” means any credit agreement, indenture, guarantee, security agreement, mortgage, deed of trust, letter of credit, reimbursement agreement, waiver, amendment or other contract, agreement, instrument or document relating to Indebtedness of the Corporation or its Subsidiaries.

5 PHX 332430251v5 “DGCL” has the meaning set forth in the preamble. “Dividend Payment Record Date” has the meaning set forth in Section 4(a)(ii). “Dividend Rate” means as of any given time the Minimum Dividend Rate as of such time, plus the Additional Dividend Rate as of such time, as increased (if applicable) pursuant to Section 4(b). “EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, (A) the sum of (a) income tax expense, (b) interest expense, amortization or write- off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the New ABL Facility and any Indebtedness held by any of the Investors and/or their Affiliates), (c) depreciation and amortization expense, (d) non-cash charges, losses, expenses, accruals and provisions (including but not limited to stock-based compensation and any such non-cash items resulting from the sale of assets not in the ordinary course of business); provided that (x) any such non-cash charge, loss, expense, accrual and provision shall be excluded to the extent that it represents an accrual or reserve for cash expenses in any future period and (y) with respect to any stock-based compensation, any such compensation in respect of which stock is made available by means of stock buybacks by the Corporation or any of its Subsidiaries shall be excluded, (e) amortization of intangibles (including, but not limited to, impairment of goodwill or intangibles), (f) any non-recurring expenses or losses; provided that (x) unless the Preferred Requisite Vote is obtained, the amount of any such non-recurring expense or loss in any four (4) fiscal quarter period shall not exceed $1.0 million for any such expense or loss and $5.0 million in the aggregate for all such expenses and losses and (y) the Corporation must deliver to the Investor a certificate of an officer setting forth information and calculations supporting in reasonable detail the non-recurring nature of such expenses and losses, (g) any fees and expenses incurred during such period in connection with any investment, Permitted Divestiture, issuance of Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case, to the extent not prohibited by this Certificate, including (x) any such transactions undertaken but not completed and any transactions consummated prior to the Issuance Date and (y) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case, paid in cash during such period (collectively, “Advisory Fees”), (h) any fees and expenses incurred in connection with the transactions contemplated by the Investment Agreement, including Advisory Fees, and (i) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Corporation in good faith to be realized as a result of cost savings initiatives (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized in respect thereof; provided that (x) actions in respect of such cost-savings, operating expense reductions, operating improvements and synergies have been taken and such cost savings, operating expense reductions and synergies are expected to be realized within 12 months of the Issuance Date, (y) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (z) the Corporation must deliver to the

6 PHX 332430251v5 Investor (i) a certificate of an officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (ii) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies, and (B) minus, (a) to the extent included in determining such Consolidated Net Income for such period, the sum of (x) any non-recurring income or gains, and (y) any other non-cash income or gains (other than normal accruals in the ordinary course of business for non-cash income or gain that represents an accrual for cash income or gain in a future period) and (b) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating EBITDA for any period pursuant to any determination of Total Net Senior Secured Leverage, (i) if at any time during the relevant period the Corporation shall have made any Material Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period as if such Material Disposition occurred on the first day of such period, and (ii) if during the relevant period the Corporation shall have made a Material Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. Notwithstanding the foregoing, but subject to the immediately preceding sentence, EBITDA shall be deemed to be (w) $22,700,000 for the fiscal quarter ended March 31, 2016, (x) $20,200,000 for the fiscal quarter ended June 30, 2016, (y) $23,700,000 for the fiscal quarter ended September 30, 2016, and (z) $16,400,000 for the fiscal quarter ended December 31, 2016. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time. “First Lien Notes” has the meaning set forth in the Stockholders’ Agreement. “GAAP” has the meaning set forth in the Stockholders’ Agreement. For purposes of this Certificate, unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Certificate shall be made, in accordance with GAAP, consistently applied. “Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non- governmental self-regulatory agency, commission or authority. “Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act. “Holder” means, at any time, any Person in whose name shares of Series E-1 Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series E-1 Preferred Stock for the purpose of making payment and for all other purposes.

7 PHX 332430251v5 “Indebtedness” has the meaning set forth in the Investment Agreement. “Interest Rate Contract” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar interest rate agreement or arrangement, as to which such Person is a party or a beneficiary. “Investment Agreement” means the Investment Agreement, dated as of May 1, 2017, by and among the Corporation, Elliott Associates, L.P. and Brockdale Investments LP, as amended from time to time. “Investor” means, collectively, investment vehicles affiliated with or managed by Elliott Management Corporation. “Issuance Date” means, with respect to a share of Series E-1 Preferred Stock, May 2, 2017. “Junior Securities” has the meaning set forth in Section 2. “Law” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity. “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, priority or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease Obligation or other title retention agreement). “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. “Liquidation Preference” means, with respect to each share of Series E-1 Preferred Stock, $1,000 per share. “Liquidation Value” means, with respect to a share of Series E-1 Preferred Stock as of a date of determination, the sum of (i) the Liquidation Preference, plus (ii) the Accrued Dividends with respect to such share as of such date. “Material Acquisition” means any acquisition of property or assets or series of related acquisitions of property or assets that (a) either (i) constitutes any company, any business or any group of assets constituting an operating unit of a business or (ii) constitutes a majority of the voting stock of a Person that following such acquisition or series of related acquisitions becomes a Subsidiary and (b) involves the payment of consideration by the Corporation in excess of $15,000,000. “Material Disposition” means any sale, transfer or other disposition of property or assets or series of related dispositions of property or assets that involves gross proceeds to the Corporation in excess of $15,000,000.

8 PHX 332430251v5 “Maturity Date” has the meaning set forth in Section 6(a). “Minimum Dividend Rate” means as of any given time, the Adjusted LIBOR Rate at such time plus 5.25% per annum. “New ABL Facility” means the “New ABL Facility”, as such term is defined in the Investment Agreement, as such facility may be amended, restated, supplemented, modified or replaced from time to time, so long as such amendment, restatement, supplement, modification or replacement would not (i) result in the principal amount of Indebtedness at any time outstanding thereunder being greater than the sum of (x) the principal amount of the outstanding loans under the New ABL Facility (as in effect if and when first entered into in accordance with the Investment Agreement) to the extent the proceeds thereof were used for the Refinancing (as defined in the Investment Agreement) and the payment of the amounts referred to in clause (y) of the definition of New ABL Facility in the Investment Agreement, plus (y) $40,000,000, (ii) include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends at the Minimum Dividend Rate(s) in accordance with this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility as in effect if and when first entered into in accordance with the Investment Agreement, or (iii) otherwise reasonably be expected to be materially adverse to the interests of the Preferred Holders. “Operating Lease” of a Person means any lease of property (other than a Capitalized Lease Obligation) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more. “Optional Redemption” has the meaning set forth in Section 6(b). “Original Issuance Date” means the date of closing pursuant to the Investment Agreement. “Parity Securities” has the meaning set forth in Section 2. “Payment Period” means, with respect to a share of Series E-1 Preferred Stock, the period beginning on the day after the preceding Preferred Dividend Payment Date (or the Issuance Date if no Preferred Dividend Payment Date has occurred since the issuance of such share) to and including the next Preferred Dividend Payment Date. “Permitted Divestiture” has the meaning set forth in the Stockholders’ Agreement. “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act. “Preferred Aggregate Liquidation Value” means, as of any date of determination, the sum of (i) the aggregate Liquidation Value of the Series E-1 Preferred Stock, plus (ii) the aggregate Series B Liquidation Value, plus (iii) the aggregate Series C Liquidation Value, plus (iv) the aggregate Series D Liquidation Value, plus (v) the aggregate Series E Liquidation Value.

9 PHX 332430251v5 “Preferred Dividend Payment Date” means April 15, July 15, October 15 and January 15 of each year (each, a “Quarterly Date”), commencing on the second (2nd) Quarterly Date immediately following the Issuance Date; provided that if any such Quarterly Date is not a Business Day, then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date. “Preferred Dividends” has the meaning set forth in Section 4(a)(i). “Preferred Holders” means, collectively, the Holders of the Series E-1 Preferred Stock, the Series B Preferred Holders, the Series C Preferred Holders, the Series D Preferred Holders and the Series E Preferred Holders. “Preferred Requisite Vote” means the affirmative vote or written consent of Preferred Holders that hold issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series E-1 Preferred Stock, voting separately as a single class without regard to class or series, representing a majority of the Preferred Aggregate Liquidation Value. “Preferred Stock” has the meaning set forth in the preamble. “Preferred Stock Director” has the meaning set forth in Section 9(c)(i). “Redemption” has the meaning set forth in Section 6(b). “Redemption Agent” means a bank or trust company in good standing, organized under the Laws of the United States of America or any jurisdiction thereof that has a combined capital and surplus of at least $500 million (or if such bank or trust company is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $500 million), provided that if such bank or trust company publishes reports of condition at least annually, pursuant to Law or to the requirements of any supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such bank or trust company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. “Redemption at Maturity” has the meaning set forth in Section 6(a). “Redemption Date” has the meaning set forth in Section 6(d). “Redemption Notice” has the meaning set forth in Section 6(d). “Redemption Price” has the meaning set forth in Section 6(c). “Register” means the securities register maintained in respect of the Series E-1 Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent. “Reorganization Event” means any of the following transactions:

10 PHX 332430251v5 (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person; (ii) any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or (iii) any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including, without limitation, in connection with any Liquidation) by the Corporation of all or substantially all of its assets, business or rights. “Secured Notes” has the meaning set forth in the Stockholders’ Agreement. “Senior Securities” has the meaning set forth in Section 2. “Series B Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series B Cumulative Redeemable Preferred Stock. “Series B Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series B Certificate of Designations. “Series B Preferred Holder” means a “Holder” of Series B Preferred Stock, as such term is defined in the Series B Certificate of Designations. “Series B Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series B Cumulative Redeemable Preferred Stock. “Series C Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Participating Preferred Stock. “Series C Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series C Certificate of Designations. “Series C Preferred Holder” means a “Holder” of Series C Preferred Stock, as such term is defined in the Series C Certificate of Designations. “Series C Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series C Cumulative Redeemable Participating Preferred Stock. “Series D Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series D Cumulative Redeemable Participating Preferred Stock. “Series D Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series D Certificate of Designations.

11 PHX 332430251v5 “Series D Preferred Holder” means a “Holder” of Series D Preferred Stock, as such term is defined in the Series D Certificate of Designations. “Series D Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series D Cumulative Redeemable Participating Preferred Stock. “Series E-1 Preferred Stock” has the meaning set forth in Section 1. “Series E Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series E Cumulative Redeemable Preferred Stock. “Series E Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series E Certificate of Designations. “Series E Preferred Holder” means a “Holder” of Series E Preferred Stock, as such term is defined in the Series E Certificate of Designations. “Series E Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series E Cumulative Redeemable Preferred Stock. “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 2, 2017, by and among the Corporation, Elliott Associates, L.P. and Brockdale Investments LP, as amended from time to time. “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests which have by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof. “Total Funded Debt” means, as of any date of determination, without duplication, the sum of (i) outstanding borrowings under the New ABL Facility, plus (ii) the undrawn face amount of issued and outstanding letters of credit and drawings under letters of credit that have not been reimbursed, plus (iii) the aggregate outstanding principal balance of all other interest bearing Consolidated Indebtedness including Capitalized Lease Obligations (including any Secured Notes), plus (iv) Contingent Obligations covering any of the Indebtedness listed in clause (i), (ii) or (iii) of this definition (without duplication). For purposes of this definition, the amount of revolving loans, swing line loans, the undrawn face amount of issued and outstanding letters of credit and drawings under letters of credit that have not been reimbursed as of any date of determination shall be the Average Daily Revolver Utilization as of such date. “Total Net Senior Secured Debt” means, as of any date of determination, (i) an amount equal to the Total Funded Debt as of such date that, in each case, is then secured by Liens on property or assets of the Corporation and its Subsidiaries (other than Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the New ABL Facility pursuant to a written agreement), minus (ii) the aggregate amount of cash and cash equivalents

12 PHX 332430251v5 that would be listed on the consolidated balance sheet of the Corporation prepared in accordance with GAAP as of such date to the extent such cash is not classified as “restricted” for financial statement purposes. For purposes of this definition, the amount of revolving loans, swing line loans, the undrawn face amount of issued and outstanding letters of credit and drawings under letters of credit that have not been reimbursed as of any date of determination shall be the Average Daily Revolver Utilization as of such date. “Total Net Senior Secured Leverage” means, as of any date, the ratio of (i) Total Net Senior Secured Debt as of such date to (ii) EBITDA for the four (4) fiscal quarters ended on such date. “Triggering Event” means (i) the Corporation’s failure for any reason to pay Preferred Dividends at the Minimum Dividend Rate(s) in cash with respect to four (4) consecutive Payment Periods (commencing with the Payment Period ended January 15, 2018) if, as of the last day of the fiscal quarter immediately preceding the commencement of each of such four (4) Payment Periods, the Total Net Senior Secured Leverage is less than 2.0:1.0, (ii) the Corporation’s failure for any reason to redeem or repurchase shares of Series E-1 Preferred Stock in compliance with Section 6 or Section 8, (iii) the Corporation’s failure for any reason to comply with any restrictions set forth in this Certificate relating to dividends or distributions upon any Junior Securities, (iv) the Corporation taking any action described in Section 9(b) without the prior Preferred Requisite Vote, (v) the Corporation’s failure to maintain the listing of the Common Stock on the New York Stock Exchange (or its successor) or another U.S. national securities exchange or automated inter-dealer quotation system (or its successor), provided that in the case of this clause (v), any such failure shall not be deemed a Triggering Event unless it continues for a period of one year from the date of delisting or (vi) the Corporation’s breach of its obligations under Section 2.7(c) of the Stockholders’ Agreement. “Triggering Event Director” has the meaning set forth in Section 9(c)(ii). “Triggering Event Vacancies” has the meaning set forth in Section 9(c)(ii). “Voting Stock” means, with respect to any Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (or similar governing body) of such Person (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than common equity) shall have or might have voting power by reason of the happening of any contingency). (b) In addition to the above definitions, unless the context requires otherwise: (i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time; (ii) the words “including”, “includes”, “included” and “include” are deemed to be followed by the words “without limitation”;

13 PHX 332430251v5 (iii) references to “$” or “Dollars” means the lawful coin or currency of the United States of America; and (iv) references to “Section” are references to Sections of this Certificate. Section 4. Dividends. (a) The Holders of the issued and outstanding shares of Series E-1 Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below: (i) The Corporation shall pay, if, as and when declared by the Board of Directors, out of funds legally available therefor, on each Preferred Dividend Payment Date, dividends in cash on each outstanding share of Series E-1 Preferred Stock (the “Preferred Dividends”) at a rate per annum equal to the Dividend Rate (as it may adjust between Payment Periods within such annual period) as further specified below. Preferred Dividends on each share of Series E-1 Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends payable with respect to any share of Series E-1 Preferred Stock for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(i) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward). (ii) Each Preferred Dividend shall be paid pro rata to the Holders of shares of Series E-1 Preferred Stock entitled thereto. Each Preferred Dividend shall be payable to the Holders of Series E-1 Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date. Notwithstanding the foregoing, the Base Amount Accrued Dividends may be declared and paid in cash at any time to Holders of record on the Dividend Payment Record Date therefor. (b) Upon the occurrence of a Triggering Event, the Dividend Rate shall increase by 3.00% from and including the date on which the Triggering Event shall occur and be continuing through but excluding the date on which all then occurring Triggering Events are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Triggering Event occurring while the Dividend Rate is already increased pursuant to this Section 4(b).

14 PHX 332430251v5 (c) Holders of shares of Series E-1 Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock. Section 5. Liquidation Rights. (a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Series E-1 Preferred Stock in an amount equal to the aggregate Liquidation Value of such shares as of the date of the Liquidation. (b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Series E-1 Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation. (c) A Change of Control (other than in connection with the liquidation, dissolution or winding up of its business) shall not by itself be deemed to be a Liquidation for purposes of this Section 5. Section 6. Redemption. (a) Upon the sixth (6th) anniversary of the Original Issuance Date (the “Maturity Date”), the Corporation shall redeem all of the issued and outstanding shares of Series E-1 Preferred Stock (the “Redemption at Maturity”). (b) At any time following the Original Issuance Date, the Corporation shall have the right, at any time or from time to time, to redeem all or any portion of the issued and outstanding shares of Series E-1 Preferred Stock, exercisable by delivery of a Redemption Notice pursuant to Section 6(d) (a “Optional Redemption”, and any Redemption at Maturity or Optional Redemption, a “Redemption”), provided that the Corporation shall not have the right to redeem less than all of the issued and outstanding shares of Series E-1 Preferred Stock in any Optional Redemption unless the aggregate Redemption Price (as defined below) payable in such Optional Redemption exceeds $5,000,000. (c) Any Optional Redemption shall be subject to the terms, conditions and provisions of the Debt Documents then in effect. Any Redemption shall be at a purchase price per share, payable in cash, equal to (i) in the case of a Redemption at Maturity or an Optional Redemption effected on or after the twenty-four (24) month anniversary of the Original Issuance Date, the Liquidation Value, (ii) in the case of an Optional Redemption effected on or after the twelve (12) month anniversary of the Original Issuance Date and prior to the twenty-four (24) month anniversary of the Original Issuance Date, one hundred and three and one-half percent (103.5%) of the Liquidation Value and (iii) in the case of an Optional Redemption effected prior to the twelve (12) month anniversary of the Original Issuance Date, one hundred and six and one-half percent (106.5%) of the Liquidation Value (the “Redemption Price”).

15 PHX 332430251v5 (d) The Corporation shall deliver notice of any Redemption (the “Redemption Notice”), by first-class mail, postage prepaid, addressed to the Holders of the Series E-1 Preferred Stock as they appear in the Register as of the date of such Redemption Notice, stating the following: (A) the date of such Redemption (the “Redemption Date”), (B) the per share and aggregate Redemption Price of such Holder’s applicable shares of Series E-1 Preferred Stock; (C) the name of the Redemption Agent to whom, and the address of the place where, the applicable shares of Series E-1 Preferred Stock are to be surrendered for payment of the applicable Redemption Price and a description of the procedure that a Holder must follow to have such shares of Series E-1 Preferred Stock redeemed; and (D) that Preferred Dividends on any share to be redeemed will cease to accrue on the Redemption Date, subject to Section 6(g). Following delivery of the Redemption Notice by the Corporation in accordance with this Section 6(d), the Corporation shall redeem, or shall cause to be redeemed, all then issued and outstanding shares of Series E-1 Preferred Stock on the Redemption Date (or, if applicable in connection with an Optional Redemption, such lesser number of issued and outstanding shares of Series E-1 Preferred Stock as may be specified in the Redemption Notice). (e) On or prior to the Redemption Date, the Corporation shall deposit with the applicable Redemption Agent in trust funds consisting of cash or cash equivalents sufficient to pay the aggregate Redemption Price for the shares of Series E-1 Preferred Stock to be redeemed on the applicable Redemption Date. The deposit in trust with the Redemption Agent shall be irrevocable as of the Redemption Date, except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any such deposit. Notwithstanding the deposit of such funds with the Redemption Agent, the Corporation shall remain liable for the payment of the applicable Redemption Price to the extent such Redemption Price is not paid as provided herein. Subject to Section 6(g), if on or prior to the Redemption Date, the Corporation shall have deposited in accordance with this Section 6(e) money in immediately available funds, designated for the redemption of the shares of Series E-1 Preferred Stock to be redeemed on the Redemption Date and sufficient to pay the aggregate Redemption Price as of the Redemption Date for the applicable shares of Series E-1 Preferred Stock, such shares of Series E-1 Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series E-1 Preferred Stock (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares. (f) The Redemption Agent on behalf of the Corporation shall pay the applicable Redemption Price on the later to occur of (A) the Redemption Date and (B) the date on which surrender of the certificates representing the shares of Series E-1 Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation) occurs; provided that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to indemnify the Corporation, in a reasonable amount and in a reasonable manner, and post a customary bond in respect of such indemnity, prior to paying such Redemption Price. (g) Notwithstanding anything to the contrary in this Certificate, if a Redemption Notice is given by the Corporation in accordance with Section 6(d) and the funds of the Corporation legally available to redeem the shares of Series E-1 Preferred Stock on the

16 PHX 332430251v5 Redemption Date specified in such notice are insufficient to redeem such shares, then, without limiting any other consequence hereunder, the Corporation shall (i) purchase the maximum number of shares of Series E-1 Preferred Stock that may be purchased with legally available funds, on a pro rata basis, and (ii) purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, in the event that the Holders of the Series E-1 Preferred Stock have properly surrendered the certificates representing all shares of Series E-1 Preferred Stock to be redeemed on the Redemption Date and the Redemption Agent, on behalf of the Corporation, does not pay the applicable Redemption Price in full on the Redemption Date, then such shares of Series E-1 Preferred Stock not redeemed on the Redemption Date will remain outstanding following the Redemption Date and will be entitled to all of the powers, designations, preferences and other rights provided herein until such time as the applicable Redemption Price is paid in full. (h) In the event that the Corporation does not exercise its Optional Redemption right and the Redemption Price is not for any reason paid in full to the Holders of the Series E-1 Preferred Stock on the Maturity Date, or in the event of a Triggering Event following which the Corporation fails for any reason within ninety (90) days to appoint Triggering Event Directors, the Corporation shall, upon request of the Preferred Holders acting with the Preferred Requisite Vote, engage one or more financial advisors (as selected by the Corporation from a group of at least three (3) financial advisors identified by the Corporation but that are subject to reasonable approval by the Preferred Holders making such request) to undertake a review of strategic alternatives (including a potential sale of the Corporation) to generate the legally available funds required in order to pay the applicable Redemption Price in full. Section 7. Reorganization Events. (a) Treatment of Series E-1 Preferred Stock upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Series E-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of Series E-1 Preferred Stock governed by the terms herein); or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Series E-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event). (b) Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

17 PHX 332430251v5 (c) Notice of Reorganization Events. The Corporation (or any successor) shall, within ten (10) days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event. Failure to deliver such notice shall not affect the operation of this Section 7. (d) Requirements of Reorganization Events. The Corporation shall not, without the consent of the Preferred Holders acting with the Preferred Requisite Vote, enter into any agreement for or permit consummation of any transaction or series of transactions constituting a Reorganization Event, unless the surviving successor, transferee or lessee entity, as the case may be (if not the Corporation), expressly assumes, as part of the terms of such Reorganization Event, the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation. Section 8. Change of Control Sale. (a) Change of Control Sale. In the event of a Change of Control, each Holder of shares of Series E-1 Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is twenty (20) Business Days after the later of (x) receipt of written notice contemplated by Section 8(c) and (y) the Change of Control Effective Date, to require the Corporation to purchase, all or any portion of its shares of Series E-1 Preferred Stock at a purchase price per share, payable in cash, equal to either (i) one hundred and six and one-half percent (106.5%) of the Liquidation Value, if the Change of Control Effective Date is prior to the twenty-four (24) month anniversary of the Original Issuance Date or (ii) the Liquidation Value if the Change of Control Effective Date is on or after the twenty-four (24) month anniversary of the Original Issuance Date (a “Change of Control Sale”). (b) Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating any Change of Control (or, if later, promptly after the Corporation discovers that the Change of Control will occur or has occurred), the Corporation shall deliver to each Holder (as they appear in the Register) a written notice setting forth a description of the anticipated Change of Control and the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, registration statement, form or report disclosing a Change of Control was filed). (c) Final Change of Control Notice. On or prior to the Change of Control Effective Date (or, if later, promptly after the Corporation discovers that the Change of Control has occurred), the Corporation shall deliver to each Holder (as they appear in the Register) a written notice setting forth: (i) the date, which shall be no earlier than the twentieth (20th) Business Day after the Change of Control Effective Date (or, if later, the date of delivery of such notice), prior to which the Change of Control Sale option must be exercised; and (ii) the amount of cash payable per share of Series E-1 Preferred Stock in accordance with Section 8(a) and the purchase date for such shares (which purchase date will

18 PHX 332430251v5 be the effective date of such Change of Control Sale if the Change of Control Sale option is exercised), which shall be no greater than ten (10) Business Days following the date by which such option must be exercised. (d) Change of Control Sale Procedure. A Holder may exercise a Change of Control Sale option upon receipt of a notice pursuant to Section 8(b) or Section 8(c) above, the effectiveness of which shall be contingent upon the Change of Control Effective Date. To exercise a Change of Control Sale option, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such option must be exercised, surrender to the Corporation the certificate or certificates representing the shares of Series E-1 Preferred Stock to be sold (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) and indicate that it is exercising its Change of Control Sale option. (e) Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Corporation shall deliver or cause to be delivered to the Holder by wire transfer the purchase price payable upon the purchase by the Corporation of such Holder’s shares of Series E-1 Preferred Stock. Upon delivery of the purchase price for shares of Series E-1 Preferred Stock purchased pursuant to Holder elections under this Section 8 in connection with a Change of Control Sale in accordance with the preceding sentence, from and after such payment, such shares of Series E-1 Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series E-1 Preferred Stock shall cease and terminate with respect to such shares. (f) Priority in a Change of Control. For the avoidance of doubt, if notice regarding the exercise of a Change of Control Sale option is provided pursuant to Section 8(d) prior to the Change of Control Effective Date, such Holder shall have priority in right of payment of such amount over any payment to Junior Securities in connection with such Change of Control transaction. (g) Insufficient Legally Available Funds. If, on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8, the Corporation (including any successor thereto in such Change of Control transaction) does not have sufficient legally available funds to purchase all shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock surrendered in connection with such Change of Control Sale in accordance with this Section 8, then, without limiting any other consequences hereunder, (i) the Corporation shall purchase the maximum number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock that may be purchased with such legally available funds, on a pro rata basis based on the Preferred Aggregate Liquidation Value, and (ii) except to the extent a Holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, the Corporation shall purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the Corporation does not have legally available funds that are available to purchase all shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock that Holders have elected to be purchased, or otherwise fails to comply with any provisions of this Section 8, the

19 PHX 332430251v5 price per share for any share of Series E-1 Preferred Stock purchased pursuant to clause (ii) above after the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8 (disregarding this Section 8(g)) shall be increased by the amount of any Accrued Dividends accruing between the date on which the Change of Control Sale is otherwise to occur and the date of such purchase. (h) Partial Change of Control Sale. If a portion, but less than all, of the shares of Series E-1 Preferred Stock represented by a certificate held by any Holder are purchased in accordance with this Section 8 on any particular date, the Corporation shall promptly thereafter issue to such Holder a new certificate representing the remaining shares of Series E-1 Preferred Stock held by such Holder. Section 9. Voting Rights. (a) General. The Holders of shares of Series E-1 Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law. (b) Class Voting Rights. So long as any shares of Series E-1 Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the Preferred Requisite Vote: (i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the Bylaws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series E-1 Preferred Stock; (ii) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities; (iii) repurchase, redeem or otherwise acquire any Junior Securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, other than repurchases from employees, officers or directors of the Corporation or any of its Subsidiaries in the ordinary course of business pursuant to any of the agreements or plans of the Corporation or any of its Subsidiaries in effect as of the Original Issuance Date to the extent that, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for these purposes the aggregate Liquidation Value of the Series E-1 Preferred Stock), (B) immediately after such action the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Value of the Series E-1 Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law; (iv) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities or Parity Securities, including any security convertible into, or exchangeable or exercisable for, any of the foregoing;

20 PHX 332430251v5 (v) increase or decrease the authorized number of shares of Series E-1 Preferred Stock (except for the cancellation and retirement of shares set forth in Section 11(b)) or issue additional shares of Series E-1 Preferred Stock; (vi) (1) amend, restate, supplement, modify or replace any Debt Document in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends at the Minimum Dividend Rate(s) pursuant to this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the Debt Documents in effect as of the Original Issuance Date or (2) enter into any agreements or arrangements relating to Indebtedness or otherwise containing provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends at the Minimum Dividend Rate(s) pursuant to this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility, as in effect of and when first entered into in accordance with the Investment Agreement (or subsequently amend, restate, supplement or otherwise modify any such agreements or arrangements in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends at the Minimum Dividend Rate(s) pursuant to this Certificate or any amounts pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility, as in effect of and when first entered into in accordance with the Investment Agreement); (vii) incur any Indebtedness (or enter into any factoring, securitization or other similar off-balance sheet arrangement) other than (a) borrowings under the New ABL Facility in an aggregate principal amount as may be needed (x) to redeem the Series E-1 Preferred Stock and/or the Series E Preferred Stock; provided that such Series E-1 Preferred Stock and/or Series E Preferred Stock, as applicable, are redeemed concurrently with the borrowing of such loans under the New ABL Facility in accordance with this Certificate and/or the Series E Certificate of Designations, as applicable, (y) to fund the payment of the amounts referred to in clause (y) of the definition of New ABL Facility in the Investment Agreement and (z) to fund ordinary course business activities and seasonal fluctuations in cash for working capital needs or other general corporate purposes in an aggregate principal amount not to exceed $40,000,000, (b) Indebtedness related to co-borrower or guaranty obligations of the Corporation or its Subsidiaries with respect to loans or leases obtained by independent contractors of the Corporation or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness, together with the aggregate amount of loans to, or other investments in, independent contractors or other investments made by the Corporation or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers, shall not exceed $15,000,000 at any one time outstanding, (c) Indebtedness in respect of Capitalized Lease Obligations or incurred to finance all or part of the cost of acquiring property; provided that the aggregate amount of all such Indebtedness shall not exceed $35,000,000 at any one time outstanding and any Liens in respect thereof shall attach only to the property being leased or acquired, (d) Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts, in each case, in the ordinary course of business, (e) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business, (f) endorsements for collection or deposit and standard contractual indemnities entered into in the ordinary course of business, (g) intercompany Indebtedness between the Corporation and its Subsidiaries incurred in the ordinary course of business, (h) Indebtedness arising under Interest Rate Contracts incurred for bona fide hedging

21 PHX 332430251v5 purposes and not for speculation, (i) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations, (j) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies to the agent under the New ABL Facility or other Indebtedness otherwise permitted hereunder, (k) Contingent Obligations related to guaranty obligations of the Corporation or any of its Subsidiaries with respect to Operating Leases of the Corporation’s domestic Subsidiaries for terminal facilities and other contract obligations (other than Indebtedness) of the Corporation’s domestic Subsidiaries not prohibited by this Certificate so long as the same remains Contingent Obligations, (l) earn-out obligations representing payments required to be made pursuant to Section 1.7 of the Partnership Interest Purchase and Sale Agreement dated as of July 28, 2015, by and among Roadrunner Truckload Holdings, LLC, the Corporation, Stagecoach Cartage and Distribution LP and the “sellers” named therein, in an aggregate amount not to exceed $5,000,000, (m) letters of credit outstanding as of the Issuance Date (and extensions thereof so long as any Liens in respect thereof shall attach only to cash collateral), and (n) other Indebtedness (excluding Indebtedness described in clauses (a) through (m) above) in an aggregate amount not to exceed $7,500,000 at any one time outstanding; or (viii) for a period of six (6) months from the Original Issuance Date, sell, transfer, dispose of or divest any assets, properties, rights, interests or businesses in any single transaction or series of related transactions with an aggregate value equal to or exceeding $10,000,000, except for a Permitted Divestiture. (c) Special Voting Rights. (i) For so long as (x) any shares of Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (y) the Investor holds shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series E-1 Preferred Stock collectively representing a majority of the Preferred Aggregate Liquidation Value, the Preferred Holders shall have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the Preferred Holders, or to require the Board of Directors to fill two (2) vacancies in the Board of Directors with individuals selected by the Preferred Holders, to serve as, respectively, a Class II director and a Class III director of the Corporation (as such terms are used in the Certificate of Incorporation) (the “Preferred Stock Directors”). Until such time as all Series B Preferred Stock has been redeemed, the Corporation shall, upon the request of the Preferred Holders, acting with the Preferred Requisite Vote, cause each of the Compensation Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors to include one Preferred Stock Director, in each case, to the extent permitted under applicable requirements of the New York Stock Exchange (or its successor) (or such other U.S. national securities exchange or automated inter-dealer quotation system (or its successor) on which the Corporation’s securities may be listed) or applicable Law. In the event of any change in the size of the Board of Directors at a time when the Preferred Holders are entitled to nominate and elect any Preferred Stock Directors, the number of Preferred Stock Directors shall be proportionately adjusted, concurrently with any such change in the size of the Board of Directors, such that the proportion of Board of Directors represented by the Preferred Stock Directors remains at least equal to the proportion of the Board of Directors represented by the Preferred Stock Directors on the date the

22 PHX 332430251v5 Preferred Holders first have the right to nominate Preferred Stock Directors pursuant to this Section 9(c)(i) (assuming for this purpose no increase in the size of the Board of Directors between the date of the Investment Agreement and such date except as contemplated by Section 4.10 of the Investment Agreement). So long as the Preferred Holders are entitled to elect any Preferred Stock Directors, any vacancy in the position of any such Preferred Stock Director may be filled only with the Preferred Requisite Vote. Each Preferred Stock Director shall be entitled to one (1) vote on any matter considered by the Board of Directors. (ii) In the event of any Triggering Event, subject to applicable rules of the New York Stock Exchange (or its successor) or such other U.S. national securities exchange or automated inter-dealer quotation system (or its successor), including without limitation, independent director requirements, the number of directors constituting the Board of Directors shall be increased such that the number of vacancies on the Board of Directors resulting from such increase (the “Triggering Event Vacancies”), together with the Preferred Stock Directors (to the extent then serving on the Board of Directors), constitutes a majority of the Board of Directors. To the extent the Board of Directors is classified, the Triggering Event Vacancies shall be allocated proportionately to each class of directors so that the number of directors in each class shall be as nearly equal in number as possible. The Preferred Holders shall have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the Preferred Holders to fill such Triggering Event Vacancies and thereby serve as directors of the Corporation, or to require the Board of Directors to act to fill such Triggering Event Vacancies with individuals selected by such Preferred Holders, to serve as directors of the Corporation, and the size of the Board of Directors shall be increased as needed. Each such director so elected is referred to as a “Triggering Event Director”. In case any vacancy in the office of a Triggering Event Director occurs (other than prior to the initial election of the Triggering Event Directors), the vacancy may be filled by the written consent of the Triggering Event Directors remaining in office, or if none remains in office, by the Preferred Holders acting with a Preferred Requisite Vote, to serve until the next annual meeting of the stockholders (or, if the Board of Directors is classified, until the conclusion of the term of the applicable class of directors). When a Triggering Event is no longer continuing, then the right of the Preferred Holders to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly (in each case, subject to the provisions for the vesting of the special vesting rights pursuant to this Section 9(c)(ii) upon any subsequent Triggering Event). The Triggering Event Directors shall each be entitled to one (1) vote per director on any matter considered by the Board of Directors. (iii) Except as provided in the Investment Agreement, the election of the Preferred Stock Directors and, if applicable, the Triggering Event Directors (if not effected by action of the Board of Directors as contemplated above) will take place at any applicable annual meeting of the stockholders or at any special meeting of the Preferred Holders called as provided herein. The secretary of the Corporation may, and upon the written request of Preferred Holders holding issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series E-1 Preferred Stock representing at least twenty percent (20%) of the Preferred Aggregate Liquidation Value (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of

23 PHX 332430251v5 the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), call a special meeting of the Preferred Holders for the election of the Preferred Stock Directors and, if applicable, the Triggering Event Directors to be elected by them as provided in Section 9(c)(ii). The Corporation shall enter into customary indemnification agreements with the Preferred Stock Directors in form reasonably acceptable to the designating Preferred Holders. (iv) Notice for a special meeting of the Preferred Holders will be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within twenty (20) days after receipt of any such request therefor, then any Preferred Holder may (at the expense of the Corporation) call such meeting, upon notice as provided in this Section 9(c)(iv), and for that purpose will have access to the Register. Each Preferred Stock Director and, if applicable, Triggering Event Director elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Corporation (or, if the Board of Directors is classified, until the conclusion of the term of the applicable class of directors) unless, in the case of a Triggering Event Director, such Triggering Event Director has been previously terminated or removed pursuant to Section 9(c)(ii). (d) The consent or votes required in Section 9(b) or Section 9(c) shall be in addition to any approval of holders of Preferred Stock which may be required by Law or pursuant to any provision of the Certificate of Incorporation, the Stockholders’ Agreement or the Bylaws. Section 10. Certificates. (a) Transfer Agent. The Corporation may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. (b) Form and Dating. The Series E-1 Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Series E-1 Preferred Stock certificate shall be dated the date of its authentication. (c) Execution and Authentication. Two officers of the Corporation shall sign any Series E-1 Preferred Stock certificate for the Corporation by manual or facsimile signature. (d) Transfer and Exchange. When (i) a Series E-1 Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Series E-1 Preferred Stock certificate, or (ii) Series E-1 Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Series E-1 Preferred Stock certificates for a Series E-1 Preferred Stock certificate representing a number of shares of Series E-1 Preferred Stock equal to the combined number of shares of Series E-1 Preferred Stock represented by such presented

24 PHX 332430251v5 certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange, as requested, if its reasonable requirements for such transaction are met; provided, however, that the Series E-1 Preferred Stock certificates surrendered for transfer or exchange: (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing; (ii) are being transferred or exchanged in accordance with the restrictions on Transfer (as defined in the Stockholders’ Agreement) set forth in the Stockholders’ Agreement; and (iii) if such Series E-1 Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such Holder, without transfer, a certification is provided from such Holder to that effect. (e) Obligations with Respect to Transfers of Series E-1 Preferred Stock. (i) Subject to the restrictions on Transfer (as defined in the Stockholders’ Agreement) of the Series E-1 Preferred Stock set forth in the Stockholders’ Agreement, to permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Series E-1 Preferred Stock certificates as required pursuant to the provisions of this Section 10(e). (ii) All Series E-1 Preferred Stock certificates issued upon any registration of transfer or exchange of Series E-1 Preferred Stock certificates in accordance with Section 10(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Series E-1 Preferred Stock certificates surrendered upon such registration of transfer or exchange. (iii) Prior to due presentment for registration of transfer of any shares of Series E-1 Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Series E-1 Preferred Stock are registered as the absolute owner of such Series E-1 Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series E-1 Preferred Stock shall be given or made only to the Holders. (f) Replacement Certificates. If any Series E-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Series E-1 Preferred Stock certificate of like tenor and representing an equivalent amount of Series E-1 Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

25 PHX 332430251v5 (g) Temporary Certificates. Until definitive Series E-1 Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Series E-1 Preferred Stock certificates. Temporary Series E-1 Preferred Stock certificates shall be substantially in the form of definitive Series E-1 Preferred Stock certificates, but may have variations that the Corporation considers appropriate for temporary Series E-1 Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Series E-1 Preferred Stock certificates and deliver them in exchange for temporary Series E-1 Preferred Stock certificates. (h) Cancellation. In the event the Corporation shall redeem or otherwise acquire Series E-1 Preferred Stock, the Series E-1 Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation or the Corporation’s transfer agent, if any, for cancellation. (i) Taxes. The issuance or delivery of shares of Series E-1 Preferred Stock, shares of Common Stock or other securities issued on account of Series E-1 Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including, without limitation, any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series E-1 Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series E-1 Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. Section 11. Miscellaneous. (a) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series E-1 Preferred Stock as set forth in this Certificate. (b) Status of Shares. Shares of Series E-1 Preferred Stock which have been redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 9, designated as part of a particular series of Preferred Stock by the Board of Directors.

26 PHX 332430251v5 (c) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof, if sent by registered or certified mail (or by first-class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its principal executive offices as set forth in its filings with the U.S. Securities and Exchange Commission, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given. (d) Severability. If any right, preference or limitation of the Series E-1 Preferred Stock set forth in this Certificate (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein. (e) Other Rights. The shares of Series E-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, in any contractual arrangement with the Corporation, or as provided by applicable Law. (f) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. (g) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware. [The remainder of this page was intentionally left blank.]